Exhibit 99.03

                           [NI Industries, Inc. letterhead]



          January 29, 1997



          Mr. Damian C. Georgino, Esq.
          United States Filter Corporation
          40-004 Cook Street
          Palm Desert, CA  92211

          Dear Mr. Georgino:

                    On January 22, 1997, NI Industries exercised its "Put Right" (the "Put Right") under paragraph 12 of the Option, Transfer and Registration Agreement (the "Agreement"), dated as of October 24, 1996 between United States Filter Corporation
          (USF) and NI. USF has asked NI to register and sell its 75,786 shares of USF Common Stock (the "NI Shares") in a public distribution ("Distribution") pursuant to a registration statement which USF shall use its best efforts to effect under the Securities Act (as defined in the Agreement) on Form S-3 ("Registration Statement"). As an accommodation to USF, NI has agreed to participate and sell the NI Shares in the Distribution in lieu of selling the NI Shares in accordance with the Put Right, provided, however, that (i) NI receives the proceeds from such sale (the "Proceeds") no later than February 21, 1997,
          (ii) USF pays to NI by wire transfer, concurrently with the payment of the Proceeds and the transfer of the unsold NI Shares to USF, which shall in no event be later than February 21, 1997, the difference between the Proceeds and $2,625,000 (the "Additional Payment"), (iii) any NI Shares not sold pursuant to the Distribution will be purchased by USF pursuant to the Agreement on February 21, 1997, (iv) NI shall not be responsible for providing any indemnity to any party whatsoever in connection with its sale of the NI Shares in the Distribution, including, without limitation, any underwriters of the Distribution, and USF's indemnification obligation to NI as set forth in the Agreement will remain in full force and effect, (v) if NI has not received the Proceeds and the Additional Payment by February 21, 1997, then USF will, on such date, purchase the NI Shares from NI and deliver to NI $2,625,000 in payment therefor, and (vi) if NI has not, for any reason not caused by NI, received the Proceeds and/or the Additional Payment by February 21, 1997, interest shall accrue on any unpaid amount from and after February 21, 1997 at the rate of fifteen (15%) percent per annum. The distribution of the NI Shares pursuant to the Registration Statement shall be effected by or through such investment banking



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          January 29, 1997
          Page 2



          firm as may be designated by USF at the time the Registration Statement is filed.

                    Please acknowledge your agreement to the foregoing by signing below on the attached copy of this letter and returning the same to the undersigned.

                                             Very truly yours,

                                             NI INDUSTRIES, INC.



                                             By   /s/ Timothy Wadhams
                                               ____________________________
                                                  Timothy Wadhams
                                                  Vice President


          The foregoing is acknowledged and
          agreed to:

          UNITED STATES FILTER CORPORATION

          By  /s/ Tim Traff
            ___________________________________________